UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 16, 2023

Innovid Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-40048	87-3769599
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Irving Place, 12th Floor
New York, NY 10003
(Address of principal executive offices) (Zip Code)
(212) 966-7555
(Registrant’s telephone number, include area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CTV	New York Stock Exchange
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	CTVWS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

On October 16, 2023, Innovid Corp. (“Innovid” or the “Company”) issued a press release announcing select preliminary revenue for the quarter ended September 30, 2023, including that the Company expects to report third quarter 2023 revenue of approximately $36 million, exceeding the Company’s previously reported guidance of $33 million to $35 million of revenue for the quarter. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2023, Innovid announced the appointment of Anthony Callini as the Company’s new Chief Financial Officer (the “CFO”), effective October 16, 2023. Tanya Andreev-Kaspin, who has been with the Company since August 22, 2012, and has served as the Company’s CFO since January 1, 2020, will be leaving Innovid to pursue other opportunities. Ms. Andreev-Kaspin will be stepping down as Chief Financial Officer effective October 16 but will remain with the Company for a transition period of six months to support Mr. Callini in his role as the new CFO and ensure a smooth and successful transition. A copy of the press release issued by the Company announcing Mr. Callini’s appointment as the Company’s CFO and Ms Andreev-Kaspin’s departure is attached hereto as Exhibit 99.1.

Mr. Callini has over 20 years of financial experience at growth-oriented private and public technology companies. Prior to joining the Innovid team, Mr. Callini was Chief Financial Officer at iZotope, an award-winning audio software technology company, from July 2019 to March 2022 and before that he was Chief Financial Officer at Monotype, a publicly traded branding and design technology company, from January 2017 to June 2019. Previously, Mr. Callini had served as the Senior Vice President of Finance at Avid Technologies, a leading publicly traded provider of audio and video technology for media organizations and independent professionals. Prior to that, Mr. Callini held a number of financial leadership positions at Open Solutions, Inc., a publicly traded software and services company, including Senior Vice President, Finance and Treasurer. Before joining Open Solutions, Mr. Callini held financial leadership positions with Ernst & Young LLP and Arthur Andersen LLP.

As CFO, Mr. Callini will assume the role of “principal financial officer” of the Company. The Company has entered into a written offer letter with Mr. Callini outlining the terms of his employment (the “Offer Letter Agreement”). In connection with his appointment as CFO, Mr. Callini’s base salary will be set at a rate of $375,000 per year and his target annual cash incentive opportunity will be $325,000. In addition, Mr. Callini will be granted (a) 450,000 restricted stock units (the “RSU Award”) and 600,000 stock options (the “Option Award”), subject to time based or service conditions, pursuant to the Company’s 2021 Omnibus Incentive Plan (the “2021 Plan”) and the Form of Restricted Stock Unit Agreement and Form of Stock Option Agreement, respectively, as exhibited in the Company’s recent Annual Report on Form 10-K filed with the SEC on March 3, 2023 (the “2022 Annual Report”). Further, Mr. Callini has entered into the Company’s Form of Indemnification Agreement and will be included in the Company’s Executive Severance Plan and Executive Change in Control Severance Plan, each in the form exhibited in the 2022 Annual Report.

The foregoing descriptions of the Offer Letter Agreement, as well as the plans and forms exhibited to the 2022 Annual Report, do not purport to be complete and are qualified in their entirety by inclusion of the Offer Letter Agreement as Exhibit 10.1 hereto and reference to such plan or form as exhibited in the 2022 Annual Report, herein.

There are no arrangements or understandings between Mr. Callini and any other persons pursuant to which Mr. Callini was selected as an officer, and Mr. Callini has no family relationships with any of the Company’s directors or executive officers, nor does Mr. Callini have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Ms. Andreev-Kaspin’s departure, the Company and Ms. Andreev-Kaspin have entered into a transition agreement (the “Transition Agreement”) dated October 16, 2023 (the “Commencement Date”), under which Ms. Andreev-Kaspin will remain employed by the Company for a period (the “Transition Period”), which will begin on the Commencement Date and will end on the six (6) month anniversary of the Commencement Date unless the Company and Ms. Andreev-Kaspin mutually agree to terminate it earlier (the “Separation Date”). During the Transition Period Ms. Andreev-Kaspin will continue to receive her base salary in effect prior to the start of the Transition period and payment of her contractual entitlement under the Company’s 2023 Cash Long Term Program for certain senior executives of the Company. She will also continue to participate in the Company’s annual bonus plan on the same basis as she participated prior to the start of the transition period.

The Company and Ms. Andreev-Kaspin intend also to enter into a mutual separation agreement (the “Mutual Separation Agreement”) after the Separation Date. Under the terms of the Mutual Separation Agreement, the Company will provide Ms. Andreev-Kaspin a separation package consisting of the following: (i) cash severance in an amount equal to six months’ of Ms. Andreev-Kaspin’s base salary in effect as of the Separation Date and an additional severance payment of $340,000, and (ii) payment of continued health coverage for her and her eligible dependents under COBRA for a period of six months.

In consideration of these arrangements, Ms. Andreev-Kaspin has provided the Company with a complete release of claims and an agreement to comply with certain confidentiality covenants. Ms. Andreev-Kaspin may revoke the Mutual Separation Agreement within seven days of its effective date, which would cause the Mutual Separation Agreement to be null and void. If this were to occur, the Company will update this disclosure. The foregoing is only a summary of certain terms of the Mutual Separation Agreement and does not purport to be complete and is therefore qualified in its entirety by reference to the Mutual Separation Agreement as attached hereto as Exhibit 10.2 and incorporated herein by reference.

Ms. Andreev-Kaspin’s restricted stock units and options will continue to vest in accordance with their terms during the Transition Period save that the period for exercising some vested options will be extended to the first anniversary of the Separation Date.

The foregoing descriptions of the Transition Agreement and the Mutual Separation Agreement do not purport to be complete and are qualified in their entirety by inclusion of the Transition Agreement (which includes the Mutual Separation Agreement) as Exhibit 10.2 herein.

Ms. Andreev-Kaspin’s departure is not related to any disagreements with the Company regarding the Company’s financial, operational, accounting or reporting policies or practices.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No	Description
10.1	Offer Letter Agreement
10.2	Transition Agreement (including Mutual Separation Agreement)
99.1	Press Release dated October 16 2023 by Innovid Corp.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVID CORP.

Date: October 16, 2023	By:	/s/ Stephen Cook
	Name:	Stephen Cook
	Title:	General Counsel